Exhibit 99.1

For Immediate Release

Contact: Kristen E. Lancia, CFMP, Vice President & Marketing Manager

Email: kristen.lancia@waynebank.com

Phone: (570) 253-8594

NORWOOD FINANCIAL CORP ANNOUNCES APPOINTMENT OF

JOHN M. MCCAFFERY AS EXECUTIVE VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

HONESDALE, PENNSYLVANIA – JUNE 21, 2024

James O. Donnelly, President and Chief Executive Officer of Norwood Financial Corp (the “Company”) (NASDAQ Global Market: NWFL) and its wholly owned subsidiary Wayne Bank (the “Bank”), announced that the Board of Directors had appointed John M. McCaffery as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective as of June 24, 2024, the day he commences employment with the Company.

McCaffery joins the Company with over 30 years of leadership and finance experience in various financial institutions, including two stints as CFO. His most recent position was Senior Vice President and Treasurer for Metropolitan Commercial Bank. Prior to that position, McCaffery served as Executive Vice President and Chief Financial Officer for Newtek Bank, N.A. and Bridge Bancorp. Upon the merger between Bridge Bancorp and Dime Community Bancorp, McCaffery was appointed Senior Executive Vice President and Chief Risk Officer.

McCaffery brings a wealth of experience and expertise in capital raising, M&A transactions and integrations, growth and restructuring, regulatory and financial compliance, and development of high performing teams. He holds a Bachelor of Business Administration in Banking & Finance from Hofstra University.

“We are very excited to have John join the Company,” stated Donnelly. “He is a seasoned executive with a proven track record of success providing finance leadership at multi-billion-dollar asset size financial institutions. He has previously served as CFO for two banks, one smaller and one larger than Wayne Bank, which gives him great insight into where we’ve come from and where we’re striving to go. We look forward to the contributions he will bring to our company as we continue to grow and expand.”

William S. Lance, currently Executive Vice President and Chief Financial Officer for the Company and the Bank, announced his plans to retire earlier this year. On June 24, 2024, he will transition into the role of Executive Vice President and Chief Strategic Officer in order to assist with the transition and work on other strategic projects until his retirement on August 2, 2024.

Norwood Financial Corp is the parent company of Wayne Bank, which operates from fourteen offices throughout Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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